Exhibit 99.1

FOR RELEASE JULY 19, 2006

Investor Contact: Matt Clawson Allen & Caron, Inc. (949) 474-4300 matt@allencaron.com www.allencaron.com	Media Contact: Len Hall Allen & Caron, Inc. (949) 474-4300 len@allencaron.com www.allencaron.com	For Additional Information: Craig T. Davenport, CEO Michael R. Rodriguez, CFO Endocare, Inc. (949) 450-5400 www.endocare.com
ENDOCARE ANNOUNCES SETTLEMENTS WITH
SECURITIES AND EXCHANGE COMMISSION AND DEPARTMENT OF JUSTICE
IRVINE, CA (July 19, 2006)...Endocare, Inc. (ENDO.OB), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, announced today that it has agreed to a consent judgment with the Securities and Exchange Commission (“SEC”) and also entered into a non-prosecution agreement with the Department of Justice (“DOJ”). These two agreements effectively resolve with respect to the Company the investigations begun by the SEC and by the DOJ in January 2003. The consent judgment is subject to court approval.
     Endocare Chairman and CEO Craig T. Davenport, commented, “The simultaneous settlements with the SEC and DOJ are a critical step forward and are an important milestone for our Company. The financial and personnel resources committed to this effort have been substantial and we are grateful that the investigations are finally over with respect to the Company. Resolving these investigations has been a priority since I joined Endocare over two and a half years ago. With resolution, we can now focus on the future for our Company, including the completion and implementation of our strategic plan and the further development and commercialization of our technology platform. In addition, we intend to pursue relisting on NASDAQ.”
     Under the terms of the consent judgment with the SEC, the Company, without admitting or denying any wrongdoing, will pay a total of $750,000 in civil penalties and is enjoined from future violations of securities laws.
     Under the terms of the non-prosecution agreement with the DOJ, the United States Attorney’s Office for the Central District of California has agreed not to prosecute the Company for any crimes committed by the Company’s employees relating to the DOJ’s investigation. The agreement becomes final and irrevocable on January 1, 2007.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver.
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ENDOCARE ANNOUNCES SETTLEMENTS WITH SEC AND DOJ
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     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such factors include, but are not limited to: uncertainty relating to court approval of the settlement with the SEC; uncertainty relating to the Company’s ability to obtain relisting with NASDAQ; uncertainty regarding the effects of effectuating the Company’s proposed reverse stock split, in particular the possibility that the market may react negatively to the Company’s effectuation of a reverse stock split; and the risk that the Company may be subject to civil and criminal liability in the future if it is found to have violated the terms of the settlements.
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